Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
Media Contact:

Sara Banda
Corporate
Media@L3Harris.com 321-306-8927

L3Harris Announces Reorganization of Its Businesses
MELBOURNE, Fla., Jan. 5, 2026 — Effective today, L3Harris Technologies (NYSE: LHX) has reorganized its business structure from four to three business segments, more closely aligning its portfolio with the future of warfare.
The three business segments and leaders are as follows:
•Space & Mission Systems, led by Sam Mehta
•Communications & Spectrum Dominance, led by Jon Rambeau
•Missile Solutions, led by Ken Bedingfield
In addition, Ken Bedingfield will continue to serve as SVP & CFO, and Ed Zoiss has been appointed VP, Engineering & Innovation.
“This change thoughtfully organizes common business models, technical capabilities and investment priorities,” said Christopher Kubasik, Chairman and CEO, L3Harris. “Enabling the Arsenal of Freedom requires action, and we’re now best poised to deliver the speed, technology and commerciality required by our most important customer – the warfighter.”
Space & Mission Systems (SMS) will integrate satellite and payload capabilities, including missile warning and defense, with maritime, air special missions, and other global defense and civil government programs. Communications & Spectrum Dominance (CSD) will combine all of the company’s capabilities in resilient communications and electronic warfare, while Missile Solutions (MS) will unite propulsion, hypersonics and other advanced missile technologies.
The company will provide additional details during its earnings call on Jan. 29, including realignment of 2025 financial results into the three-segment structure.

About L3Harris Technologies
L3Harris is the Trusted Disruptor in defense tech. With customers’ mission-critical needs always in mind, our employees deliver end-to-end technology solutions connecting the space, air, land, sea and cyber domains in the interest of national security. Visit L3Harris.com for more information.